UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Video Display Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Registrant’s definitive proxy statement filed with the Securities and Exchange Commission on June 27, 2006 is hereby amended on page 3 under Proposal One to correct the inadvertent omission of footnote (1) for Ernest J. Thibeault, III, nominee for election to the Board of Directors, listing him as a member of the Registrant’s Audit Committee:

Name	Age	Present Position with the Company	First Year Serving on Board
Ernest J. Thibeault, III (1)	45	Director	2005

       (1) Member of Audit Committee.

Additionally, Ernest J. Thibeault, III was inadvertently omitted from the discussion of the audit committee on page 5 in Registrant’s definitive proxy statement filed with the Securities and Exchange Commission on June 27, 2006 and it is hereby amended to reflect the following:

The Audit Committee is comprised of Carolyn C. Howard (Chairperson), Ernest J. Thibeault, III and Peter Frend. The Committee held 18 meetings during fiscal 2006. As required by currently applicable listing requirements of NASDAQ, all members are independent. The Board of Directors has determined that Peter Frend is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission and NASDAQ. The Committee has a charter, referred to as the “Audit Committee Charter” posted on the Investor Relations section of the Company’s website (www.videodisplay.com). See “Report of the Audit Committee” herein.

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Finally, the Audit Committee Report contained on page 12 of the definitive proxy statement filed with the Securities and Exchange Commission on June 27, 2006 is hereby amended to include the name of Ernest J. Thibeault, III:

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee
Carolyn C. Howard, Chairperson
Ernest J. Thibeault, III
Peter Frend

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